Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

American Technology Corporation

San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-144698, File No. 333-09265, File No. 333-09269, File No. 333-23845, File No. 333-59929, File No 333-54034, File No. 333-101279, File No. 333-125454 and File No. 333-128263) and Forms S-3 (File No. 333-99675, File No. 333-105740, File No. 333-107635, File No. 333-127534 and File No. 333-137289) of American Technology Corporation (the “Company”) of our report dated December 1, 2009, relating to the consolidated financial statements of American Technology Corporation and Subsidiary as of September 30, 2009 and 2008 and for each of the years then ended appearing in the Company’s Annual Report on Form 10-K.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, CA
December 1, 2009